Mirati Therapeutics Reports Second Quarter 2022 Financial Results and Recent Corporate Updates

SAN DIEGO – August 3, 2022 – Mirati Therapeutics, Inc. (NASDAQ: MRTX), a clinical-stage targeted oncology company, today reported financial results for the second quarter of 2022 and recent corporate updates.
“Mirati continues to advance the development of a broad portfolio of targeted oncology medicines,” said David Meek, chief executive officer, Mirati Therapeutics, Inc. “We are progressing toward the potential launch of adagrasib for patients with previously treated non-small cell lung cancer harboring a KRASG12C mutation in the U.S. this year. In addition, we have submitted a Marketing Authorization Application to the European Medicines Agency, bringing us one step closer to expanding the potential availability of adagrasib in the European Union. We continue to progress our sitravatinib and MRTX0902 clinical programs, which strengthen our targeted oncology portfolio. Our financial position remains strong, enabling continued investment and advancement of our extensive oncology pipeline.”
Pipeline Updates
Adagrasib (Potent and selective KRASG12C inhibitor)
•Presented full results from the registration-enabling Phase 2 cohort of the KRYSTAL-1 study evaluating adagrasib in patients with previously treated non-small cell lung cancer (NSCLC) harboring a KRASG12C mutation at the 2022 American Society of Clinical Oncology (ASCO) Annual Meeting. These results were published concurrently in the New England Journal of Medicine.

•Presented late-breaking data on adagrasib in patients with KRASG12C-mutated NSCLC with active and untreated central nervous system (CNS) metastases at the 2022 ASCO Annual Meeting.

•Submitted a Marketing Authorization Application to the European Medicines Agency for adagrasib for the treatment of patients with previously treated NSCLC harboring a KRASG12C mutation.
Sitravatinib (Potent TAM receptor inhibitor)
•Anticipated to achieve the number of events needed to trigger an interim analysis of overall survival in the global, registrational Phase 3 SAPPHIRE study evaluating sitravatinib plus nivolumab (OPDIVO®)1 in second or third line non-squamous NSCLC in the fourth quarter of 2022.
MRTX0902 (Potent SOS1 inhibitor)
•Submitted an Investigational New Drug (IND) application to the U.S. FDA to evaluate MRTX0902, a selective SOS1 inhibitor, which shifts KRAS into its inactivated state resulting in significantly increased activity of adagrasib and other KRAS inhibitors in preclinical models and may improve clinical efficacy of adagrasib in patients with KRAS G12C mutations. The Company expects to initiate a Phase 1/2 clinical study by year-end 2022.
Recent Corporate Updates
•Announced the appointment of Laurie Stelzer as Chief Financial Officer.

Second Quarter 2022 Financial Results
•Cash, cash equivalents, and short-term investments of approximately $1.2 billion as of June 30, 2022
•Research and development expenses for the second quarter 2022 were $128.3 million, compared to $134.6 million for the same period in 2021. The decrease was primarily related to a decrease in manufacturing costs that occurred after our 2021 NDA filing for the adagrasib program, offset by increases in headcount-related costs, including share-based compensation, due to increased headcount associated with the growth of our portfolio. Research and development expenses for the six months ended June 30, 2022 were $259.3 million, compared to $238.6 million for the same period in 2021. The increase was primarily related to increases in headcount-related costs, including share-based compensation, due to increased headcount associated with the growth of our portfolio, offset by a decrease in manufacturing costs that occurred after our 2021 NDA filing for the adagrasib program. The Company recognized research and development-related share-based compensation expenses of $22.8 million during the second quarter of 2022, compared to $16.5 million for the same period in 2021, and $49.1 million during the six months ended June 30, 2022, compared to $31.0 million for the same period in 2021.

•General and administrative expenses for the second quarter of 2022 were $54.2 million, compared to $29.6 million for the same period in 2021. General and administrative expenses for the six months ended June 30, 2022 were $108.2 million, compared to $58.0 million for the same period in 2021. The increases were primarily due to an increase in commercial readiness costs, including increases in headcount-related costs, as we prepare for a potential product launch. The Company recognized general and administrative-related share-based compensation expenses of $15.9 million in the second quarter of 2022, compared to $11.5 million for the same period in 2021, and $32.5 million during the six months ended June 30, 2022, compared to $21.7 million for the same period in 2021.
•Net loss for the second quarter of 2022 was $176.4 million, or $3.18 per share basic and diluted, compared to a net loss of $166.4 million, or $3.23 per share basic and diluted for the same period in 2021. Net loss for the six months ended June 30, 2022 was $364.8 million, or $6.57 per share basic and diluted, compared to a net loss of $302.1 million, or $5.91 per share basic and diluted for the same period in 2021.
Conference Call Information
There will be a conference call on August 3, 2022 at 4:30 p.m. ET / 1:30 p.m. PT during which company executives will review financial information for the second quarter of 2022 and provide corporate updates.

Investors and the general public are invited to listen to a live webcast of the call at the “Investors and Media” section on Mirati.com or by dialing the U.S. toll free +1 313-209-4906 or international +1 877-502-9276, confirmation code: 1791105.
A replay of the call will be available approximately 2 hours after the event has ended at the same website.
About Mirati Therapeutics, Inc.
Mirati Therapeutics, Inc. is a clinical-stage biotechnology company whose mission is to discover, design and deliver breakthrough therapies to transform the lives of patients with cancer and their loved ones. The company is relentlessly focused on bringing forward therapies that address areas of high unmet need, including lung cancer, and advancing a pipeline of novel therapeutics targeting the genetic and immunological drivers of cancer. Unified for patients, Mirati’s vision is to unlock the science behind the promise of a life beyond cancer. For more information about Mirati, visit us at Mirati.com or follow us on Twitter, LinkedIn and Facebook.

Forward Looking Statements
This press release contains forward-looking statements regarding the business of Mirati Therapeutics, Inc. (“Mirati”). Any statement describing Mirati’s goals, expectations, financial or other projections, intentions or beliefs, development plans and the commercial potential of Mirati’s drug development pipeline, including without limitation adagrasib (selective KRASG12C inhibitor), sitravatinib (TAM receptor inhibitor), MRTX1719 (MTA cooperative PRMT5 inhibitor), MRTX0902 (SOS1 inhibitor), and MRTX1133 (selective KRASG12D inhibitor), is a forward-looking statement and should be considered an at-risk statement. Such statements are subject to risks and uncertainties, particularly those challenges inherent in the process of discovering, developing and commercialization of new drug products that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such drugs.
Mirati’s forward-looking statements also involve assumptions that, if they never materialize or prove correct, could cause its results to differ materially from those expressed or implied by such forward-looking statements. Although Mirati’s forward-looking statements reflect the good faith judgment of its management, these statements are based only on facts and factors currently known by Mirati. As a result, you are cautioned not to rely on these forward-looking statements. These and other risks concerning Mirati’s programs are described in additional detail in Mirati’s quarterly reports on Form 10-Q and annual reports on Form 10-K, which are on file with the U.S. Securities and Exchange Commission (the “SEC”) available at the SEC’s Internet site (www.sec.gov). Mirati assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law.
Mirati Contacts
Investor Relations: ir@mirati.com
Media Relations: media@mirati.com
+++
1OPDIVO® (nivolumab) is a registered trademark of Bristol Myers Squibb

Mirati Therapeutics, Inc.
Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2022	2021
Assets
Current assets
Cash, cash equivalents and short-term investments	$1,181,328	$1,491,340
Other current assets	21,598	16,643
Total current assets	1,202,926	1,507,983
Property and equipment, net	17,163	15,824
Long-term investment	2,635	8,218
Right-of-use asset	36,823	37,680
Other long-term assets	20,243	19,049
Total assets	$1,279,790	$1,588,754

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$24,269	$35,163
Accrued liabilities	94,878	108,495
Total current liabilities	119,147	143,658
Lease liability	45,823	45,879
Other liabilities	2,816	2,179
Total liabilities	167,786	191,716

Shareholders’ equity	1,112,004	1,397,038

Total liabilities and shareholders’ equity	$1,279,790	$1,588,754

Mirati Therapeutics, Inc.
Consolidated Statements of Operations and Comprehensive Loss
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(unaudited)		(unaudited)
Revenue
License and collaboration revenues	$5,362	$—	$6,071	$—
Total revenue	5,362	—	6,071	—
Expenses
Research and development	128,339	134,575	259,315	238,646
General and administrative	54,228	29,611	108,179	57,961
Total operating expenses	182,567	164,186	367,494	296,607
Loss from operations	(177,205)	(164,186)	(361,423)	(296,607)
Other income (expense), net	760	(2,244)	(3,408)	(5,503)
Net loss	$(176,445)	$(166,430)	$(364,831)	$(302,110)
Unrealized (loss) gain on available-for-sale investments	(909)	145	(5,711)	(158)
Comprehensive loss	$(177,354)	$(166,285)	$(370,542)	$(302,268)
Net loss per share, basic and diluted	$(3.18)	$(3.23)	$(6.57)	$(5.91)
Weighted average common shares outstanding, basic and diluted	55,552	51,473	55,511	51,128